Exhibit 10.1

Mr. Bertrand Ploquin 18 Allée des Grèbes 44500 La Baule

July 26, 2005

Dear Mr. Ploquin	Monsieur Ploquin,

Further to our last discussions, we are pleased to confirm that Lydall Inc, as ultimate shareholder of Lydall Thermique Acoustique SAS (the Company), proposes to you the following terms and conditions for the exercise of your duties as President of Lydall Thermique Acoustique SAS. These terms or conditions must be ratified by the Compensation and Stock Option Committee of Lydall Inc’s Board of Directors.

Suite à nos dernières discussions, nous sommes heureux de vous confirmer que Lydall Inc., en tant qu’actionnaire ultime de Lydall Thermique Acoustique S.A.S. (la « Société »), vous propose les termes et les conditions suivants pour l’exercice de vos fonctions de Président de Lydall Thermique Acoustique S.A.S. Ces termes et conditions doivent être ratifiés par le Comité de rémunération du Conseil d’administration de Lydall Inc.

For purposes of this letter of understanding, the global automotive business is referenced as “Group”.	Dans le cadre de cette lettre, l’activité automobile mondiale est défini comme étant le « Groupe ».

In your capacity of President of Lydall Thermique Acoustique, your duties are subject to the following terms and conditions from 1st August 2005:	En tant que Président de Lydall Thermique Accoustique, vos fonctions seront soumises aux termes et conditions suivants à compter du 1er Août 2005.

Remuneration	Rémunération

For 2005, your gross annual fixed remuneration is €200,000 (two hundred thousand euros) payable in twelve equal instalments. This will be reevaluated on a periodic basis.	Pour l’année 2005, votre rémunération fixe brute annuelle s’élève à 200.000 € (deux cent mille euros) payable en douze mensualités égales. Cette rémunération sera réévaluée sur une base périodique.

You are eligible for a bonus up to 40% of your fixed annual remuneration, which will depend upon meeting certain requirements in accordance with the practices in force within the Company. This bonus depends on the overall results of both the Company and the Group and is awarded for an annual period of professional duties.

Vous pourrez bénéficier d’un bonus pouvant aller jusqu’à 40% de votre rémunération fixe brute annuelle, en fonction de la réalisation de conditions conformément aux pratiques en vigueur au sein de la Société. Ce bonus dépend des résultats d’ensemble de la Société et du Groupe et sera attribuée pour une période annuelle d’activité professionnelle.

Company car	Véhicule de fonction

You will benefit from a company car, which shall be leased by the group for a monthly amount	Vous bénéficierez d’un véhicule de société en leasing dont le coût supporté par la société ne

that may not exceed EUR 950 per month.	pourra excéder 950 euros par mois.

The company shall pay the compulsory and optional insurance and for maintenance, gas and repairs.	La Société acquittera les coûts d’assurance, de l’entretien et du carburant.

You will be authorized to have unrestricted use of the vehicle entrusted to you.	Vous êtes autorisé à utiliser le véhicule qui vous est confié pour tout usage.

The use of a company car for personal requirements shall constitute a benefit in kind, which will be taken into account in particular for the calculation of your tax and social security payments.	L’usage privé du véhicule de société constitue un avantage en nature, qui sera pris en compte notamment pour le calcul de vos charges sociales et impôts.

Any fines related to the use of the company car shall be paid in full by you, even if they are addressed to the Company or one of the other companies of the group.	Toute amende liée à l’utilisation du véhicule de société devra être acquittée par vous, même si la contravention est adressée à la Société ou toute société du Groupe.

You will undertake to inform the Company of any claim or incident that could take place in respect of the vehicle, within 48 hours of the discovery of said claim or incident.	Vous vous engagez à informer la Société de toute réclamation ou incident concernant le véhicule dans les 48 heures après avoir eu connaissance de la réclamation ou de l’incident.

You have read the insurance contract and will undertake to comply with the clauses thereof.	Vous avez pris connaissance du contrat d’assurance et vous engagez à respecter les dispositions de celui-ci.

The car that is made available to you must be given back to the company in the event of the termination of your duties as President from the effective date of discontinuance of duties.	Le véhicule devra être restitué à la Société lors de la cessation de vos fonctions en tant que Président, à compter de la date de cessation effective de vos fonctions.

Paid holidays	Congés payés

You will benefit of 6 weeks of paid holidays per year, accrued on a monthly basis, to be taken at dates to be agreed.	Vous bénéficierez de six semaines de congés payés par an, acquis sur une base mensuelle, à des dates qui seront déterminées par accord.

Benefits	Avantages sociaux

You will benefit from the private and welfare insurance contract in force in Lydall Thermique Acoustique.	Vous bénéficierez des dispositions en vigueur au sein de Lydall Thermique Acoustique en ce qui concerne les régimes de prévoyance et mutuelle.

You will also benefit from a private insurance called GSC “complementary regime” option 2 for 24 months providing unemployment insurance benefits in the event of revocation of your office as President of Lydall Thermique Acoustique.

Vous bénéficierez d’une assurance privée appelée « GSC », régime complémentaire avec l’option 2 pour 24 mois, vous permettant de pouvoir bénéficier d’indemnités journalières en cas de révocation de vos fonctions de Président de Lydall Thermique Acoustique.

To the extent that you do not qualify for full coverage under the GSC insurance due to the	Dans l’hypothèse où vous ne pourriez obtenir l’ensemble des garanties de l’assurance GSC

waiting period of up to 18 months, the Company will enhance your severance payments as outlined under “Termination”.	en raison de la période d’attente allant jusqu’à 18 mois, la Société déterminera les indemnités de rupture conformément au paragraphe « Cessation des fonctions » ci-dessous.

Exclusivity, confidentiality	Exclusivité, confidentialité

You will be required to work exclusively for Lydall group and not to engage into any other professional activity, even non paid and/or non competing.	Vous vous engagez à consacrer entièrement votre activité professionnelle au groupe Lydall et vous interdisez l’exercice de toute autre activité professionnelle, même non concurrente, ou non rémunérée.

You will also undertake to maintain absolute discretion as regards all information which you may obtain by virtue of your offices within Lydall Thermique Acoustique and not to provide information on this company or on the Group, or its clients.

Vous vous engagez également à maintenir la plus absolue discrétion concernant les informations que vous avez pu obtenir dans le cadre de vos fonctions au sein de Lydall Thermique Acoustique, et de ne communiquer aucune information sur la société, le Groupe, ou ses clients.

Termination	Cessation des fonctions

In the event of termination of your office as President at the initiative of the Company, other than for gross misconduct in the performance of your office, you will receive a compensation as follows:

En cas de cessation de vos fonctions de Président à l’initiative de la Société, pour tout motif autre qu’une faute grave dans l’exercice de ces fonctions, vous recevrez une indemnité dans les conditions suivantes :

These provisions do not apply in the event of termination of your office further to a change of control where specific provisions are provided below in the section called “Change of Control”.

Ces dispositions ne sont pas applicables en cas de cessation de vos fonctions suite à un changement de contrôle, où des dispositions spécifiques sont prévues ci-dessous dans la section intitulée “Changement de contrôle”.

The compensation will amount to 12 months’ gross remuneration on the basis of your gross remuneration (including bonus) of the last 12 months of work,	Le montant de cette indemnité sera égal à 12 mois de rémunération brute (comprenant les avantages en nature et bonus) des douze derniers mois de travail ,

•

The payment of the compensation will be conditioned upon the signature of a settlement agreement providing for a release of claims against Lydall, Inc, Lydall Thermique Acoustique and the Group concerning the performance and termination of your offices within the Lydall group.

•

Le paiement de cette indemnité sera conditionné à la signature d’un protocole d’accord transactionnel prévoyant une renonciation à instance et action à l’encontre de Lydall Inc, Lydall Thermique Acoustique, et du Groupe, concernant l’exercice et la fin de vos mandats et fonctions au sein du Groupe Lydall.

• This settlement agreement shall be signed within 15 days as from the date of effect of your revocation, and shall also provide for your resignation	• Ce protocole d’accord transactionnel devra être signé dans les 15 jours à compter de la date d’effet de votre révocation, et devra prévoir votre

	from all other corporate offices you hold within the Lydall group;		démission de tous les mandats que vous détenez au sein du Groupe Lydall.

•	If, in view of the procedure and cause of your revocation, you consider it is not of your interest to sign a settlement agreement as defined above, Lydall will not be liable for any payment to you;	•

Si, au vu de la procédure et du motif de votre révocation, vous considérez que ce n’est pas dans votre intérêt de signer ce protocole d’accord transactionnel, selon les termes ci-dessus, Lydall ne sera pas tenu de vous verser cette indemnité.

•	The compensation shall be regarded as a gross amount from which Lydall will deduct before payment the all social security contributions which would be payable at the date of payment.	•	Le montant de l’indemnité sera considéré comme un montant brut, duquel Lydall déduira, avant paiement, les charges sociales qui pourront être dues à la date dudit paiement.

To the extent that you have not yet qualified for full benefits under the GSC policy due to the 18 month waiting period when you are terminated, Lydall agrees to add to you termination pay a proportional amount equal to the portion of GSC insurance not yet payable.

Dans l’hypothèse où vous ne pourriez obtenir, lors de la cessation de vos fonctions, la totalité des garanties prévues par la GSC en raison du délai d’attente de 18 mois, Lydall accepte d’augmenter l’indemnité prévue ci-dessus d’un montant proportionnel à la part de la garantie GSC qui n’a pas été payée.

Non-competition		Non-concurrence

You will undertake, following the termination of your office for any reason whatsoever, not to directly or indirectly perform or acquire an interest, in any way, either alone or jointly with other parties, for any reason whatsoever or under any legal form whatsoever, any activity that directly competes with the Group’s business activities in France, Germany and North America or which may pose a threat to the business activities of the Group, without the consent of the Company.

Vous vous engagez, lors de la cessation de votre mandat, pour quelque motif que ce soit, à ne pas exercer ou acquérir une participation, que ce soit directement ou indirectement, de quelque manière que ce soit et pour quelque motif que ce soit, seul ou avec un tiers, dans toute activité qui serait directement concurrente des activités du Groupe en France, en Allemagne, et en Amérique du Nord ou qui pourrait être considérée comme une menace pour les activités du Groupe, sans l’accord de la Société.

You will undertake not to acquire or set up direct or indirect holdings, in companies, enterprises or groups performing business activities that compete with those performed by Group, without the consent of the Company.

Vous vous engagez à ne pas créer ou acquérir une participation, directe ou indirecte, dans une société, entreprise ou groupe, dont les activités sont concurrentes avec les activités du Groupe, sans l’accord de la Société.

You will undertake not to take up a position of manager, director, corporate officer, employee or consultant in any other company, enterprise		Vous vous engagez à n’accepter aucun poste de directeur, de mandataire, administrateur, salarié ou de consultant dans toute société,

or group, the activity of which may be liable to pose a threat to Group, without the consent of the Company.	entreprise ou groupe, dont les activités seraient concurrentes à celles du Groupe, sans l’accord de la Société.

You shall undertake not to directly or indirectly employ, for any reason whatsoever, even within the scope of a business activity that does not compete with those performed by the Group, employees or corporate officers from any of the companies making up the Group, within the consent of the Company.

Vous vous engagez à ne pas embaucher, de manière directe ou indirecte, pour quelque motif que ce soit, même si le domaine d’activité n’est pas concurrent du Groupe, des employés ou mandataires des sociétés du Groupe, sans l’accord de la Société.

Undertakings provided above shall be limited to:	Les obligations prévues ci-dessus seront limitées :

• The geographical areas in France, Germany and the United States where the Group’s business is carried out or will carry out business activities;	• aux zones d’implantation géographiques en France, Allemagne et Etats-Unis où le Groupe exerce ses activités ou exercera de futures activités ;

• a time period of 12 months following the effective termination of your office.	• à une période de 12 mois à compter de la cessation effective de vos fonctions.

In case of any breach of this non-competition obligation, the company may claim any damages before the court the amount of which will be in accordance with the harm suffered.	En cas de violation de cette clause de non-concurrence, la Société pourra demander tout dommage-intérêt devant la juridiction compétente, en raison du préjudice subi.

In compensation for compliance with the non-competition obligation, you will receive in the event of termination at the initiative of the Company (except in the event of gross or serious misconduct) a monthly indemnity the gross amount of which will be equal to 5/10ths of your 12 months of compensation of the last 12 months of work.

En contrepartie de cette obligation de non-concurrence, vous percevrez en cas de cessation de vos fonctions à l’initiative de la Société (sauf en cas de faute lourde ou grave), une indemnité mensuelle d’un montant brut égal à 5/10ème de vos 12 mois de rémunération des 12 derniers mois de travail.

The Company may release you from this non-competition obligation, and, accordingly, will be released from the payment of the financial compensation, on condition that it informs you in writing within eight days of the termination of your duties.

La Société pourra vous libérer de cette obligation de non-concurrence, et, en conséquence, sera libérée du paiement de la contrepartie financière, à la condition que vous soyez informé par écrit dans les huit jours à compter de la cessation de vos fonctions.

Change of control	Changement de contrôle

If you are terminated by the Company other than for “Cause” and such termination of duties occurs within 12 months following a “Change of Control” of the Company (as defined below), you will be entitled to a compensation as

Si la Société met fin à vos fonctions pour un motif autre qu’une « Cause » et cette cessation intervient dans les douze mois suivant un Changement de Contrôle de la Société (tel que défini ci-dessous), vous bénéficierez d’une

follows:	indemnité dans les conditions suivantes:

The compensation will equal 12 months’ gross remuneration calculated on the basis of your gross remuneration (including bonus) of the last 12 months of work. The terms of payment will be determined within 30 days following a Change of Control.

L’indemnité sera égale à 12 mois de votre rémunération brute annuelle (incluant les avantages en nature et bonus) sur la base de votre rémunération brute des 12 derniers mois de travail. Les conditions de paiement seront fixées dans les 30 jours suivant un Changement de Contrôle.

Definitions	Définitions

Change of Control. For the purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if (a) any person or persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (other than Lydall Inc or any subsidiary of Lydall Inc.) shall beneficially own (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, at least 25% of the total voting power of all classes of capital stock of Lydall Inc. entitled to vote generally in the election of the Board; (b) Current Directors (as herein defined) shall cease for any reason to constitute at least a majority of the members of the Board (for this purpose, a “Current Director” shall mean any member of the Board as of the date hereof and any successor of a Current Director whose election, or nomination for election by the Lydall Inc’s shareholders, was approved by at least a majority of the Current Directors then on the Board); (c) the shareholders of Lydall Inc approve (i) a plan of complete liquidation of Lydall Inc or (ii) an agreement providing for the merger or consolidation of Lydall Inc other than a merger or consolidation in which (x) the holders of the common stock of Lydall Inc immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the common stock of the continuing or surviving corporation immediately after such consolidation or merger or (y) the Board immediately prior to the merger or consolidation would, immediately after the merger or consolidation, constitute a majority of the Board of Directors of the continuing or surviving corporation or, (d) the shareholders of Lydall Inc approve an agreement (or agreements) providing for the sale or other

Changement de contrôle : Dans le cadre de cet accord, un « Changement de Contrôle » sera supposé avoir lieu si (a) une ou toute personne agissant ensemble, qui serait considérée comme un « groupe » au sens de la section 13(d) du Securities Exchange Act de 1934, tel que modifié (« l’ Exchange Act »), (autre que la société Lydall Inc ou toute filiale de Lydall Inc), venait à détenir (comme défini dans la règle 13d-3 du Exchange Act), directement ou indirectement, au moins 25% du total des droits de vote de toutes les catégories d’actions composant le capital social de Lydall Inc, ayant le droit de vote généralement pour les élections du Conseil (b) les Administrateurs Actuels (comme défini ci-dessous) cessent pour quelque raison que ce soit de représenter au moins la majorité des membres du Conseil (à cet effet, un “Administrateur Actuel” signifie tout membre du Conseil à la date des présentes et tout successeur d’un Administrateur Actuel, dont l’élection ou la nomination pour l’élection par les actionnaires de Lydall Inc, a été approuvée par au moins la majorité des Administrateurs Actuels présents au sein du Conseil à ce moment-là) (c) les actionnaires de Lydall Inc approuvent (i) un plan de liquidation totale de Lydall Inc, ou (ii) un accord prévoyant la fusion ou consolidation de Lydall Inc autre qu’une fusion ou consolidation dans laquelle (x) les détenteurs des actions ordinaires de Lydall Inc, immédiatement avant la fusion ou consolidation, ont, directement ou indirectement, au moins la majorité du capital de la société absorbante ou survivante, immédiatement après la fusion ou consolidation, ou (y) le Conseil immédiatement avant la fusion ou consolidation représente, immédiatement après la fusion ou disposition (in one transaction or a series of transactions) of all or substantially all of the assets of Lydall Inc.

consolidation, une majorité du Conseil d’Administration de la société survivante ou absorbante, ou (d) les actionnaires de Lydall Inc. approuvent un accord (ou des accords) prévoyant la cession ou disposition (dans une transaction ou une série de transactions) de tout ou une majorité des actifs de Lydall Inc.

b. Cause. The word “cause”, as used in this Agreement, shall mean (i) conviction of a crime involving moral turpitude,[this may not be enforceable in France] or (ii) material and unexcused breach of your obligations under this Agreement, which results in material harm to the Company and which is not cured within the period set forth below; provided, however, that a termination shall not be for “cause” hereunder unless, such conviction or breach is detailed in a written notice of intent to terminate, providing for sixty (60) days from receipt by you to cure the breach prior to your termination; except that such notice would not be required if[he is the President]the Company would be immediately harmed.

b. Cause signifie (i) condamnation à un crime impliquant une turpitude morale, ou (ii) une violation matérielle et inexcusable de vos obligations dans le cadre du présent accord, qui entraîne un préjudice pour la Société, et auquel il n’est pas remédié dans la période prévue ci-dessous ; considérant toutefois qu’une telle cessation ne sera pas considérée comme une « Cause » , tel que définie ci-dessus, à moins qu’une telle violation n’ait été précisée dans une lettre d’intention de mettre fin aux fonctions, et prévoyant un délai de 60 jours à compter de la réception de cette lettre par M. Ploquin en vue de remédier à cette violation avant de pouvoir mettre fin à ses fonctions. Toutefois, cette lettre de notification ne sera pas requise si la Société subissait immédiatement un préjudice.

I trust the above reflects the content of our discussion, and I would be grateful if you could confirm your acceptance of the above by returning me a signed copy of this letter by [•] 2005 at the latest.

J’espère que les dispositions ci-dessus reflètent le contenu de nos discussions et vous serais gré de bien vouloir confirmer votre accord à la présente en nous retournant une copie signée de la présente le [•] 2005 au plus tard.

Fait en double exemplaires,

/s/ David Freeman Date: 8/1/2005 Mr. David Freeman Chief Executive Officer Lydall, Inc.	/s/ Bertrand Ploquin